Exhibit 99.1

Match Group Reports Second Quarter 2017 Results
Dallas, TX—August 1, 2017—Match Group (NASDAQ: MTCH) reported second quarter 2017 financial results today and separately released an investor presentation which will be reviewed on the earnings conference call scheduled for 8:30 a.m. Eastern Time on August 2, 2017. The investor presentation is available on the Investor Relations section of its website at http://ir.mtch.com.
“Q2 was another strong quarter for Match Group,” said Greg Blatt, Chairman and CEO.  “We have solid product momentum across our brands and are executing well on our strategy. Tinder’s exceptional growth continues as product iteration increases and Match North America is progressing toward a return to paid member growth.”
Q2 2017 HIGHLIGHTS

•	Revenue was $310 million, a 12% increase over the prior year quarter, driven by 15% growth in Average PMC to 6.1 million.

•	Average PMC at Tinder exceeded 2 million for the first time, an 86% increase over the prior year quarter.

•	Match North America continued its aggressive product roll-out and marketing campaign and also announced the launch of Match Stories, which will incorporate video profiles into the product.

•	A new brand was launched in Europe leveraging existing resources and infrastructure to target singles over the age of 50.

•	Operating cash flow for the six months ended June 30, 2017 increased 27% to $153 million compared to the prior year, while Free Cash Flow increased 36% to $138 million.
Key Financial and Operating Metrics
All results are for continuing operations, unless otherwise noted.

(In thousands, except EPS and ARPPU)	Q2 2017	Q2 2016	Change
Revenue	$309,572	$275,309	12%
Operating Income	$82,975	$77,500	7%
Net Earnings attributable to shareholders	$51,430	$34,078	51%
Diluted EPS from continuing operations	$0.17	$0.14	21%
Adjusted EBITDA	$109,910	$101,459	8%
Adjusted Net Income	$48,205	$48,226	—%
Adjusted EPS	$0.16	$0.18	(11)%
Average PMC	6,101	5,301	15%
ARPPU	$0.53	$0.54	(3)%
See reconciliations of GAAP to non-GAAP measures starting on page 10.

Revenue

(Dollars in thousands)	Q2 2017	Q2 2016	Change
Direct Revenue:
North America	$180,483	$170,496	6%
International	118,940	92,925	28%
Total Direct Revenue	299,423	263,421	14%
Indirect Revenue	10,149	11,888	(15)%
Total Revenue	$309,572	$275,309	12%
Total Direct Revenue grew 14% driven by a 15% increase in Average PMC offset by a slight decline in overall ARPPU. Indirect Revenue declined $1.7 million due to lower ad impressions at brands other than Tinder.
Average PMC

(In thousands)	Q2 2017	Q2 2016	Change
Average PMC:
North America	3,503	3,311	6%
International	2,598	1,990	31%
Total Average PMC	6,101	5,301	15%
ARPPU

(Change calculated using non-rounded numbers)	Q2 2017	Q2 2016	Change
ARPPU:
North America	$0.56	$0.57	(1)%
International	$0.49	$0.51	(4)%
Total ARPPU	$0.53	$0.54	(3)%
The decline in International ARPPU was primarily related to foreign exchange effects. International ARPPU was flat on a constant currency basis.

Operating Costs and Expenses

(Dollars in thousands)	Q2 2017	% of Revenue	Q2 2016	% of Revenue	Change
Cost of revenue	$62,665	20%	$46,978	17%	33%
Selling and marketing expense	87,713	28%	83,763	30%	5%
General and administrative expense	43,871	14%	35,345	13%	24%
Product development expense	24,061	8%	19,653	7%	22%
Depreciation	7,883	3%	7,176	3%	10%
Amortization of intangibles	404	—%	4,894	2%	(92)%
Total operating costs and expenses	$226,597	73%	$197,809	72%	15%
Operating costs and expenses were $227 million, or 73% of revenue, compared to $198 million, or 72% of revenue, for the prior year quarter. While selling and marketing expense increased primarily due to strategic marketing investments in certain international markets at our Tinder business, it declined as a percentage of revenue primarily due to the continued product mix shift toward brands with lower marketing spend as a percentage of revenue and continued reduction in marketing spend at our Affinity brands. The additional increase in operating costs and expenses is primarily driven by increased in-app purchase fees of $14.3 million included in “Cost of revenue” and increased employee costs of $7.5 million across most expense categories, primarily driven by our Tinder business. General and administrative expense includes $2.7 million in professional fees related to the “Tinder Equity Plan Settlement” discussed below, and $3.0 million in contingent consideration expense compared to income of $0.8 million in the prior year quarter. These increases were partially offset by lower amortization of intangibles as a significant portion of our scheduled amortization from the acquisition of PlentyOfFish concluded at the end of 2016.
Operating Income and Adjusted EBITDA

(Dollars in thousands)	Q2 2017	Q2 2016	Change
Operating income	$82,975	$77,500	7%
Operating income margin	27%	28%	(1.3) pts

Adjusted EBITDA	$109,910	$101,459	8%
Adjusted EBITDA Margin	36%	37%	(1.3) pts
Operating income increased 7% and Adjusted EBITDA increased 8% over the prior year quarter as a result of revenue growth. Operating income grew at a slightly slower pace than Adjusted EBITDA primarily as a result of an increase in contingent consideration fair value adjustments in the current year period and increased non-cash compensation, partially offset by lower amortization of intangibles as a significant portion of our scheduled amortization from the acquisition of PlentyOfFish concluded at the end of 2016.

OTHER ITEMS
Income Taxes
The effective income tax rates in Q2 2017 and Q2 2016 were 5% and 29%, respectively. The Q2 2017 effective income tax rate is lower than the prior year quarter primarily due to the benefit of adopting Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting (ASU No. 2016-09) on January 1, 2017. Under ASU No. 2016-09, excess tax benefits generated upon the settlement or exercise of stock awards are no longer recognized as additional paid-in capital but are instead recognized as a reduction to income tax expense. The effective income tax rates for Adjusted Net Income in Q2 2017 and Q2 2016 were 34% and 29%, respectively.  The Q2 2017 effective income tax rate for Adjusted Net Income is higher than the prior year quarter primarily due to foreign income taxed at higher rates in the current period.
Tinder Equity Plan Settlement
Current and former Tinder employees held equity awards in Tinder under the Tinder equity plan, which awards were settleable in Match or IAC/InterActiveCorp (“IAC”) common stock.  Pursuant to the Tinder equity plan, Match Group was required to undertake a process during the second quarter of 2017 to settle some or potentially all of the vested Tinder equity awards (the “Tinder Liquidity Event”).  As part of the Tinder Liquidity Event, a valuation process involving two investment banks was initiated to determine a current public company trading value for Tinder.  In July 2017, Match Group elected to convert all outstanding Tinder equity awards into Match Group options at that value, and the Tinder equity plan was terminated in accordance with its terms.  Tinder stock-based award holders now hold Match Group options, which provide them with increased liquidity and transparency around their stock-based incentive compensation. Tinder has been, and continues to be, a wholly-owned business within Match Group.
Pursuant to the employee matters agreement between Match Group and IAC and under the terms of the converted Match Group options, IAC may elect to settle such options in IAC shares.  If IAC elects to issue IAC shares, Match Group would issue its shares to IAC as reimbursement.

DILUTIVE SECURITIES
Match Group has various tranches of dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	As of 7/28/2017	Dilution at:
Share Price	$18.57	$19.00	$20.00	$21.00	$22.00
Absolute Shares as of 7/28/2017	262.2	262.2	262.2	262.2	262.2
Vested Options and Awards
Match Group Options	23.4	23.5	23.8	24.0	24.3
IAC Equity	0.3	0.3	0.3	0.3	0.3
Total Dilution - Vested Options and Awards	23.7	23.8	24.1	24.3	24.5
Unvested Options and Awards
Match Group Options	5.8	6.1	6.6	7.1	7.6
Match Group RSUs	1.3	1.3	1.3	1.3	1.3
IAC Equity	0.1	0.1	0.1	0.2	0.2
Total Dilution - Unvested Options and Awards	7.3	7.5	8.1	8.6	9.0

Total Dilution	30.9	31.3	32.2	32.9	33.6
% Dilution	10.6%	10.7%	10.9%	11.1%	11.3%
Total Diluted Shares Outstanding	293.2	293.5	294.4	295.1	295.8
The table above assumes that the proceeds from the exercise of Match Group options and the corporate income tax benefit received upon the exercise of all Match Group options and the vesting of all restricted, performance-based and market-based stock awards (together, the “Match Group RSUs”) are used to repurchase Match Group shares, whether or not such repurchases actually occur. This methodology differs from the treasury stock method used for GAAP because it: (i) excludes from the assumed proceeds the impact of future non-cash compensation of all unvested stock-based awards; (ii) includes in assumed proceeds the entire estimated corporate income tax benefit to Match Group; and (iii) includes the shares related to performance-based awards that are considered probable of vesting, if dilutive. This reflects the way the Company’s management generally thinks about dilution and we believe it is the best reflection of the true economic costs of our equity compensation programs.
The IAC equity awards represent options and market-based restricted stock units denominated in the shares of IAC which have been issued to employees of Match Group. When exercised or vested, IAC will settle the awards with shares of IAC, and Match Group will issue additional shares to IAC as reimbursement. The number of common shares reflected in the dilution table above reflects the current market price of IAC at various market prices of our common stock. The number of shares of our common stock ultimately required to settle these awards will fluctuate from the number of shares reflected in the table above based upon changes in our stock price and changes in IAC’s stock price.
The Match Group dilutive securities outstanding as of July 28, 2017 increased over the estimate in our first quarter earnings release dated May 2, 2017, due primarily to an increase in the valuation of Tinder determined through the process described above. We expect a significant portion of the Match Group options granted in the conversion of Tinder equity awards into Match Group options to be net settled. Net settlement reduces Match Group dilution as approximately 50% of the intrinsic value is settled by cash tax remittances by the Company on behalf of the employee.
LIQUIDITY AND CAPITAL RESOURCES
As of June 30, 2017, Match Group had 260.6 million common and class B common shares outstanding. Match Group did not make purchases under the previously announced share repurchase program during the quarter or subsequently through today’s date.
As of June 30, 2017, the Company had $493 million in cash and cash equivalents and had $1.2 billion of long-term debt. The Company has a $500 million revolving credit facility, which was undrawn as of June 30, 2017 and currently remains undrawn.
To the extent Match Group options are net settled, upon exercise, we will make cash tax withholding payments related to the settlement of such options. These payments may be significant and will vary based on the ultimate number of awards exercised, the intrinsic value of the awards upon exercise and the relevant withholding tax rates. Whether net settlement occurs or not, we expect a reduction in future corporate income taxes by virtue of the corporate income tax deduction we will recognize based on the intrinsic value of the options at exercise. However, the timing of the realization of the cash benefit of the income tax deduction will be delayed because it is dependent upon the amount and timing of future taxable income and the timing of estimated tax payments.
As of June 30, 2017, IAC’s economic ownership interest and voting interest in Match Group were 81.1% and 97.7%, respectively.
CONFERENCE CALL
Match Group will audiocast a conference call to answer questions regarding its second quarter financial results on Wednesday, August 2, 2017 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public at, and the investor presentation reviewing the results has been posted on, http://ir.mtch.com.

GAAP FINANCIAL STATEMENTS
MATCH GROUP CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands, except per share data)
Revenue	$309,572	$275,309	$608,336	$535,710
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	62,665	46,978	121,513	90,746
Selling and marketing expense	87,713	83,763	194,836	193,267
General and administrative expense	43,871	35,345	87,781	74,369
Product development expense	24,061	19,653	46,081	41,093
Depreciation	7,883	7,176	15,472	12,927
Amortization of intangibles	404	4,894	807	11,622
Total operating costs and expenses	226,597	197,809	466,490	424,024
Operating income	82,975	77,500	141,846	111,686
Interest expense	(19,072)	(20,618)	(38,022)	(41,022)
Other expense, net	(9,550)	(5,229)	(15,528)	(1,645)
Earnings from continuing operations, before tax	54,353	51,653	88,296	69,019
Income tax provision	(2,809)	(14,884)	(12,197)	(21,642)
Net earnings from continuing operations	51,544	36,769	76,099	47,377
Loss from discontinued operations, net of tax	(71)	(2,668)	(4,562)	(6,057)
Net earnings	51,473	34,101	71,537	41,320
Net earnings attributable to redeemable noncontrolling interests	(43)	(23)	(54)	(90)
Net earnings attributable to Match Group, Inc. shareholders	$51,430	$34,078	$71,483	$41,230

Net earnings per share from continuing operations:
Basic	$0.20	$0.15	$0.30	$0.19
Diluted	$0.17	$0.14	$0.25	$0.18
Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.20	$0.14	$0.28	$0.17
Diluted	$0.17	$0.13	$0.24	$0.15

Basic shares outstanding	258,973	249,296	257,517	248,870
Diluted shares outstanding	306,833	267,976	299,376	268,038

Stock-based compensation expense by function:
Cost of revenue	$427	$313	$816	$715
Selling and marketing expense	1,026	772	2,107	1,702
General and administrative expense	10,255	8,609	23,071	18,771
Product development expense	3,946	2,950	7,684	8,904
Total stock-based compensation expense	$15,654	$12,644	$33,678	$30,092

MATCH GROUP CONSOLIDATED BALANCE SHEET

	June 30, 2017	December 31, 2016
	(In thousands)
ASSETS
Cash and cash equivalents	$492,705	$253,651
Accounts receivable, net	76,622	63,853
Assets of a business held for sale	—	133,272
Other current assets	52,433	39,618
Total current assets	621,760	490,394
Property and equipment, net	64,744	62,954
Goodwill	1,229,911	1,206,447
Intangible assets, net	224,517	217,682
Long-term investments	58,148	55,355
Other non-current assets	15,573	15,846
TOTAL ASSETS	$2,214,653	$2,048,678

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$11,337	$7,357
Deferred revenue	173,406	161,124
Liabilities of a business held for sale	—	37,058
Accrued expenses and other current liabilities	157,048	108,720
Total current liabilities	341,791	314,259
Long-term debt	1,177,989	1,176,493
Income taxes payable	8,845	9,126
Deferred income taxes	22,440	25,339
Other long-term liabilities	14,864	20,877

Redeemable noncontrolling interest	6,381	6,062

Commitment and contingencies

SHAREHOLDERS’ EQUITY
Total Match Group, Inc. shareholders' equity	642,343	496,522
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,214,653	$2,048,678

MATCH GROUP CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,
	2017	2016
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net earnings from continuing operations	$76,099	$47,377
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	33,678	30,092
Depreciation	15,472	12,927
Amortization of intangibles	807	11,622
Deferred income taxes	(3,850)	(4,586)
Acquisition-related contingent consideration fair value adjustments	4,338	2,406
Other adjustments, net	7,854	4,314
Changes in assets and liabilities
Accounts receivable	(12,175)	6,047
Other assets	(10,326)	(12,137)
Accounts payable and accrued expenses and other current liabilities	22,936	(9,941)
Income taxes payable	8,516	14,951
Deferred revenue	9,870	17,311
Net cash provided by operating activities attributable to continuing operations	153,219	120,383
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	—	(456)
Capital expenditures	(14,792)	(18,957)
Proceeds from the sale of a business, net	96,144	—
Proceeds from sale of a marketable security	—	11,716
Purchase of investment	(5,076)	—
Other, net	—	4,600
Net cash provided by (used in) investing activities attributable to continuing operations	76,276	(3,097)
Cash flows from financing activities attributable to continuing operations:
Proceeds from bond offering	—	400,000
Proceeds from issuance of common stock pursuant to stock-based awards	39,403	8,671
Payment of withholding taxes on behalf of employees on net settled stock-based awards	(28,421)	(6,495)
Principal payment on Term Loan	—	(410,000)
Debt issuance costs	—	(4,621)
Purchase of redeemable noncontrolling interests	—	(1,011)
Other, net	—	(12,180)
Net cash provided by (used in) financing activities attributable to continuing operations	10,982	(25,636)
Total cash provided by continuing operations	240,477	91,650
Net cash used in operating activities attributable to discontinued operations	(6,061)	(1,309)
Net cash used in investing activities attributable to discontinued operations	(471)	(2,992)
Total cash used in discontinued operations	(6,532)	(4,301)
Effect of exchange rate changes on cash and cash equivalents	5,109	(1,529)
Net increase in cash and cash equivalents	239,054	85,820
Cash and cash equivalents at beginning of period	253,651	88,173
Cash and cash equivalents at end of period	$492,705	$173,993

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
MATCH GROUP RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

	Six Months Ended June 30,
(In millions, rounding differences may occur)	2017	2016
Net cash provided by operating activities attributable to continuing operations	$153.2	$120.4
Capital expenditures	(14.8)	(19.0)
Free Cash Flow	$138.4	$101.4
MATCH GROUP RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2017	2016	2017	2016
Net earnings attributable to Match Group, Inc. shareholders	$51,430	$34,078	$71,483	$41,230
Stock-based compensation expense	15,654	12,644	33,678	30,092
Amortization of intangibles	404	4,894	807	11,622
Acquisition-related contingent consideration fair value adjustments	2,994	(755)	4,338	2,406
Discontinued operations, net of tax	71	2,668	4,562	6,057
Impact of income taxes and noncontrolling interests	(22,348)	(5,303)	(30,887)	(12,622)
Adjusted Net Income	$48,205	$48,226	$83,981	$78,785

GAAP Basic weighted average shares outstanding	258,973	249,296	257,517	248,870
Subsidiary denominated equity awards, stock options and RSUs, treasury method	47,860	18,680	41,859	19,168
GAAP Diluted weighted average shares outstanding	306,833	267,976	299,376	268,038
Impact of RSUs and other	1,225	673	1,092	664
Adjusted EPS weighted average shares outstanding	308,058	268,649	300,468	268,702

GAAP Diluted EPS	$0.17	$0.13	$0.24	$0.15
Adjusted EPS	$0.16	$0.18	$0.28	$0.29
For GAAP diluted EPS purposes, RSUs, as well as performance-based RSUs and market-based awards for which the applicable performance or market condition(s) have been met, are included on a treasury method basis. For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.

MATCH GROUP RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURE

Three Months Ended June 30, 2017
Operating Income	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
(In millions, rounding differences may occur)
$83.0	$15.7	$7.9	$0.4	$3.0	$109.9

Three Months Ended June 30, 2016
Operating Income	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
(In millions, rounding differences may occur)
$77.5	$12.6	$7.2	$4.9	$(0.8)	$101.5

Six Months Ended June 30, 2017
Operating Income	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
(In millions, rounding differences may occur)
$141.8	$33.7	$15.5	$0.8	$4.3	$196.1

Six Months Ended June 30, 2016
Operating Income	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
(In millions, rounding differences may occur)
$111.7	$30.1	$12.9	$11.6	$2.4	$168.7

MATCH GROUP RECONCILIATION OF MARGINS

(Dollars in thousands)	Q2 2017	Q2 2016
Revenue	$309,572	$275,309

Operating income	$82,975	$77,500
Operating income margin	27%	28%

Adjusted EBITDA	$109,910	$101,459
Adjusted EBITDA Margin	36%	37%
See preceding tables for reconciliation of operating income to Adjusted EBITDA.
MATCH GROUP RECONCILATION OF GAAP REVENUE TO NON-GAAP REVENUE, EXCLUDING FOREIGN EXCHANGE EFFECTS

(Dollars in thousands, except ARPPU)	Three Months Ended June 30,
	2017	Change	% Change	2016
Revenue, as reported	$309,572	$34,263	12%	$275,309
Foreign exchange effects	5,028
Revenue Excluding Foreign Exchange Effects	$314,600	$39,291	14%	$275,309

(Change calculated using non-rounded numbers)
International ARPPU, as reported	$0.49		(4)%	$0.51
Foreign exchange effects	0.02
International ARPPU, excluding foreign exchange effects	$0.51		—%	$0.51

(Dollars in thousands, except ARPPU)	Six Months Ended June 30,
	2017	Change	% Change	2016
Revenue, as reported	$608,336	$72,626	14%	$535,710
Foreign exchange effects	8,504
Revenue Excluding Foreign Exchange Effects	$616,840	$81,130	15%	$535,710

(Change calculated using non-rounded numbers)
International ARPPU, as reported	$0.49		(3)%	$0.50
Foreign exchange effects	0.02
International ARPPU, excluding foreign exchange effects	$0.51		1%	$0.50

MATCH GROUP’S PRINCIPLES OF FINANCIAL REPORTING
Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted EPS, Revenue Excluding Foreign Exchange Effects and Free Cash Flow, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted EPS and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing how our business performed in light of the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we discuss below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe Adjusted EBITDA is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced. Adjusted EBITDA has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA margin corresponds more closely to the cash operating income margin generated from our business, from which capital investments are made and debt is serviced. Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to Match Group, Inc. shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, and (3) discontinued operations, net of tax. We believe Adjusted Net Income is useful to investors because it represents Match Group’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses and discontinued operations.
Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes. We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period), which increases shares outstanding for Adjusted EPS purposes. Market-based awards are included in both GAAP and Adjusted EPS only to the extent that the market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Match Group’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses, and is computed in a manner that is generally consistent with management’s view of dilution. Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S dollar strengthens relative to other foreign currencies. We believe the presentation of revenue excluding foreign exchange in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.
Free Cash Flow is defined as net cash provided by operating activities from continuing operations, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.
Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). We view the true cost of stock options, RSUs, performance-based RSUs and market-based awards as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon the vesting of RSUs, performance-based RSUs and market-based awards, the awards are settled on a net basis, with the Company remitting the required tax-withholding amount from its current funds. Certain awards provide the employee the option to pay the applicable strike price and withholding taxes or to allow for the award to be net settled.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names, and technology, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

DEFINITION OF OPERATING METRIC TERMS USED
Direct Revenue - is revenue that is directly received from an end user of our products.
Indirect Revenue - is revenue that is not received directly from an end user of our products, substantially all of which is advertising revenue.
Average PMC - is calculated by summing the number of paid members, or paid member count (“PMC”), at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period. PMC as of any given time represents the number of users with a paid membership at that time. Users who only purchase à la carte features from us do not qualify as paid members for purposes of PMC by virtue of such purchase.
Average Revenue Per Paying User (“ARPPU”) - is Direct Revenue from paid members in the relevant measurement period (whether in the form of subscription payments or à la carte payments) divided by the Average PMC in such period divided by the number of calendar days in such period.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on August 2, 2017, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating products, our ability to attract users to our dating products through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating products through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions and certain risks relating to our relationship with IAC/InterActiveCorp, among other risks. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH) is the world’s leading provider of dating products. We operate a portfolio of over 45 brands, including Match, Tinder, PlentyOfFish, Meetic, OkCupid, Pairs, Twoo, OurTime, BlackPeopleMeet and LoveScout24, each designed to increase our users’ likelihood of finding a romantic connection. Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users. We currently offer our dating products in 42 languages across more than 190 countries.
Contact Us
Lance Barton
Match Group Investor Relations
(212) 314-7400

Valerie Combs
IAC Corporate Communications
(212) 314-7361

Match Group
8750 North Central Expressway, Dallas, TX 75231, (214) 576-9352 http://mtch.com